Company Contact:	Investor Relations:
Yaron Eitan	John McNamara
President and Chief Executive Officer	Cameron Associates
Vector Intersect Security Acquisition Corporation	(212) 245-8800 Ext. 205
(201) 708-9803	john@cameronassoc.com
yeitan@selway.com

FOR IMMEDIATE RELEASE:

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
STOCKHOLDERS APPROVE, AND VECTOR COMPLETES MERGER WITH
CYALUME TECHNOLOGIES, INC.

Ridgefield Park, NJ – December 19, 2008 – Vector Intersect Security Acquisition Corporation (OTCBB: VTRQ), a special purpose acquisition company, today announced its stockholders approved the Company’s previously announced proposed acquisition of Cyalume Technologies, a private company that is a leading provider of safety, security and training products for the US military and other militaries. The merger was approved by approximately 90% of Vector’s stockholders. Shortly following the shareholder vote, the two companies completed the merger. In conjunction with the acquisition, Vector Intersect changed its name to Cyalume Technologies Holdings.

The company expects that its common stock, units and warrants will continue to trade under the symbols VTRQ, VTRQU, and VTRQW respectively.

Speaking of the stockholder approval, Derek Dunaway, CEO of Cyalume said, “We are delighted to have completed this process and we look forward to growing this company and creating shareholder value in the process. We continue to see a very strong market for our products despite the economic slowdown, and this merger provides us with financial flexibility and a wealth of experience that the Vector team brings to our board of directors. The combination creates a dynamic company.”

Yaron Eitan, President and CEO of Vector said, “We are very pleased to have been able to bring this merger to completion in what has been a very difficult market environment and we are excited to be a part of this dynamic company. We are also grateful to the many people and investors who supported us in this effort.”

New York headquartered Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) originated the transaction for and served as the advisor to Vector Intersect Security.

About Vector Intersect Security Acquisition Corp.
Vector Intersect Security Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the security and defense industries.

About Cyalume Technologies
Cyalume Technologies is the world leader in the chemiluminescent industry. We provide dependable light for uses by militaries, police, fire and other public safety organizations in the U.S., NATO countries and the Middle East. Our chemical lights are depended on in emergencies such as blackouts, industrial accidents, acts of terrorism and natural disasters. We manufacture a full complement of Military grade Cyalume® brand, Industrial grade SnapLight® brand and Consumer grade SafetyBright® brand emergency lighting solutions. The company employs 200 people at its locations in West Springfield Massachusetts and Aix-en-Provence, France.

Safe Harbor

This press release may contain certain forward-looking statements including statements with regard to the future performance of Vector Intersect Security Acquisition Corporation (“Vector”). Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Vector’s Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.